Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	727.213.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Completes Convertible Preferred Stock Offering

CLEARWATER, Fla. – (Mar. 30, 2011) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced that it has completed an offering of Series A Cumulative Redeemable Preferred Stock, selling 1,247,700 shares of the preferred stock at price of $10 per share.

Dividends on the Series A Preferred Stock will be cumulative from the date of original issue and will accrue on the last day of each month at an annual rate of 7% of the $10 liquidation preference per share. Each share of the Series A Preferred Stock will be convertible, at the holder’s option at any time, initially into one share of common stock based upon an initial conversion price of $10 per share. Beginning March 31, 2014, the Series A Preferred Stock will be subject to redemption by the company, and the conversion right of the shares will be subject to cancellation by the company, upon terms more specifically set forth in the terms of the Series A Preferred Stock as presented in the Prospectus and as filed with the Delaware Secretary of State.

The shares have begun trading on the NASDAQ Capital Market under the ticker symbol “HCIIP.”

Anderson & Strudwick, Incorporated was the placement agent for the offering. Foley & Lardner LLP served as the issuer’s outside legal counsel. A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission on Feb. 18, 2011. The offering was made only by means of a prospectus, copies of which may be obtained from Anderson & Strudwick by calling 1-800-767-2424

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice today serves approximately 65,000 policyholders throughout Florida representing approximately $135 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. The forward-looking statements in this news release include statements regarding the company’s expectations regarding the increase in its policy count. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s reports and registration statements filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.